Digi International Inc. Announces Appointment of Ron Konezny as New Chief Executive Officer

Experienced M2M Solutions Leader to Start in Mid-December

(Minneapolis, MN, December 3, 2014) - Digi International® Inc. (NASDAQ: DGII, www.digi.com) announced that Ron Konezny has been elected to the roles of President and Chief Executive Officer effective December 17, 2014. As previously announced by Digi, Joseph T. Dunsmore will retire as President, Chief Executive Officer and Chairman of the Board when Mr. Konezny’s election as his successor becomes effective.

Konezny, 46, most recently served as the Vice President, Global Transportation and Logistics division of Trimble Navigation Limited (NASDAQ:TRMB) where he achieved an outstanding track record of consistent, profitable revenue growth of his division which included nearly 1,500 employees and more than two million remotely managed assets. Prior to Trimble, Ron was the co-founder and CEO of PeopleNet, a leading provider of Telematics solutions to the transportation industry. Under Konezny’s leadership PeopleNet grew from a startup in 1996 to a high growth company that is a recognized fleet management leader. PeopleNet was acquired by Trimble in 2011.

“I am extremely pleased to announce Ron’s appointment as Chief Executive Officer of Digi,” said Ahmed Nawaz, the independent Lead Director of the Board. “Ron has a proven leadership record of growth, profitability and solution innovations and knows the wireless M2M industry well. His success and breadth of experience, his understanding of M2M solutions comprised of hardware and cloud-based applications and his past success at Trimble in identifying and successfully completing and integrating acquisition transactions all appealed to the Board. The Board conducted a comprehensive search process and is confident that Ron has the experience, leadership and vision to propel Digi forward.”

“I am excited to join the Digi team and lead the company forward in the wireless M2M and Internet of Things marketplace,” said Konezny. “Digi provides high-quality networking solutions, and we will build on this foundation as we sharpen our execution on the products and services Digi offers in this dynamic marketplace to better serve our customers and enhance value for our shareholders.”

Nawaz continued, “On behalf of the Board, I want to thank Joe Dunsmore for his many years of leadership at Digi, and for his assistance in facilitating this smooth transition after announcing his retirement. I wish Joe much success in the next chapter of his personal and professional endeavors.” As part of the transition, Dunsmore will remain employed by Digi through December 31, 2014.

The Board of Directors also elected Konezny as a director of Digi effective December 17, 2014. The Board of Directors intends to appoint an independent director to serve as the non-executive Chairman of the Board once Konezny has started his employment with the Digi.

Prior to co-founding PeopleNet, Konezny worked as a senior consultant for Cap Gemini Ernst & Young Consulting, where he specialized in international telecommunications. Mr. Konezny received a Bachelor of Arts degree from Northwestern University.

About Digi International

Digi International is the M2M expert, combining products and services as end-to-end solutions to drive business efficiencies. Digi provides the industry’s broadest range of wireless products, a cloud computing platform tailored for devices and development services to help customers get to market fast with wireless devices and applications. Digi’s entire solution set is tailored to allow any device to communicate with any application, anywhere in the world. For more information, visit Digi’s website at www.digi.com, or call 877-912-3444.

Investor Contacts:
Steve Snyder
Digi International
952-912-3637
Email: steve.snyder@digi.com

Media Contacts:
Jeff Liebl Digi International 952-912-3053

For more information, visit our Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).